Exhibit 99.1

DuPont Reports Second Quarter 2022 Results

•2Q22 Net Sales of $3.3 billion, increased 7%; organic sales increased 9% versus year-ago period
•2Q22 GAAP Income from continuing operations of $365 million; operating EBITDA of $829 million increased 6% versus year-ago period; consistent operating EBITDA margin on year-over-year and sequential basis
•2Q22 GAAP EPS from continuing operations of $0.71; adjusted EPS of $0.88 increased 11% versus year-ago period
•~$665 million of capital returned to shareholders during the quarter through $500 million in share repurchases and ~$165 million in dividends
•Pricing actions continue to fully offset higher inflationary costs from raw materials, logistics and energy

WILMINGTON, Del., Aug. 2, 2022 - DuPont (NYSE: DD) today announced financial results(1) for the second quarter of 2022.

“We delivered second quarter financial results ahead of expectations by maintaining a disciplined focus on pricing actions and operational excellence in the face of continued global supply chain and logistics challenges and ongoing inflationary pressure,” said Ed Breen, DuPont Executive Chairman and Chief Executive Officer. “Underlying demand during the quarter in our key end-markets remained strong. Year-over-year and sequential sales and earnings growth in a volatile macro environment demonstrated the strength of our portfolio, our deep customer relationships and the leading market positions we hold globally.”

“We continue to advance our previously announced portfolio actions of acquiring Rogers Corporation and divesting a substantial portion of the former Mobility & Materials segment,” Breen continued. “Regarding Rogers, we expect to close the acquisition during the third quarter of 2022, with China being the last remaining jurisdiction requiring regulatory approval. For the M&M transactions, we continue to expect the completion of the sale of portions of this business to Celanese to close around year-end.”

“As DuPont drives innovation investment to support long-term growth, we continue to introduce new products across our key growth pillars,” Breen said. “We are excited to have won four 2022 Edison Awards highlighting innovative technologies, while also progressing well with our broader new product pipeline to support growth over the coming years.”

Second Quarter 2022 Results(1)

Dollars in millions, unless noted	2Q’22	2Q’21	Change vs. 2Q’21	Organic Sales (2) vs. 2Q’21
Net sales	$3,322	$3,104	7%	9%
GAAP Income from continuing operations	$365	$395	(8)%
Operating EBITDA(2)	$829	$780	6%
Operating EBITDA(2) margin %	25.0%	25.1%	(10) bps
GAAP EPS from continuing operations	$0.71	$0.73	(3)%
Adjusted EPS(2)	$0.88	$0.79	11%

Net sales
•Net sales increased 7% on organic sales(2) growth of 9%; portfolio benefit of 1% was more than offset by a 3% currency headwind.
•Organic sales(2) growth of 9% consisted of an 8% increase in price and 1% increase in volume.
◦Price increase reflects actions taken to offset continued broad-based cost inflation.
(1) During the first quarter of 2022, a substantial portion of the Company’s historic Mobility & Materials segment met the criteria to be classified as discontinued operations for current and historical periods. See page 5 for further information, including the basis of presentation included in this release.
(2) Adjusted EPS, operating EBITDA, organic sales and free cash flow are non-GAAP measures. See page 6 for further discussion, including a definition of significant items. Reconciliation to the most directly comparable GAAP measure, including details of significant items begins on page 11 of this communication.

◦Volume increase reflects continued strong demand in semiconductor, general industrial, water and construction end-markets, muted primarily by lower volumes from protective garments within Safety Solutions.
•9% organic sales(2) growth in Water & Protection; 8% organic sales(2) growth in Electronics & Industrial; 15% organic sales(2) growth in retained businesses reported in Corporate & Other, which predominantly consists of our auto adhesives portfolio.
•Organic sales(2) growth in all regions globally, including 13% in U.S & Canada, 8% in EMEA and 6% in Asia Pacific.

GAAP Income/GAAP EPS from continuing operations
•GAAP income/GAAP EPS from continuing operations declined as higher segment earnings and a lower share count were more than offset by lower gains on business divestitures and a higher tax rate compared to the year-ago period.

Operating EBITDA(2)
•Operating EBITDA(2) increased as pricing actions, earnings associated with Laird Performance Materials and volume gains more than offset higher inflationary costs from raw materials, logistics and energy.

Adjusted EPS(2)
•Adjusted EPS(2) increased due to higher segment earnings and a lower share count partially offset by a higher tax rate compared to the year-ago period.

Operating cash flow
•Operating cash flow in the quarter of $86 million and capital expenditures of $135 million resulted in free cash flow(2) of $(49) million.

Second Quarter 2022 Segment Highlights

Electronics & Industrial

Dollars in millions, unless noted	2Q’22	2Q’21	Change vs. 2Q’21	Organic Sales(2) vs. 2Q’21
Net sales	$1,527	$1,320	16%	8%
Operating EBITDA	$480	$424	13%
Operating EBITDA margin %	31.4%	32.1%	(70) bps

Net sales
•Net sales increased 16% on organic sales(2) growth of 8%; a portfolio benefit of 11%, reflecting the acquisition of Laird Performance Materials in the prior year, was slightly offset by a 3% currency headwind.
•Organic sales(2) growth of 8% driven by a 6% increase in volume and a 2% increase in price.
◦Semiconductor Technologies sales up mid-teens on an organic(2) basis as strong demand continued, led by the on-going transition to more advanced node technologies and strong fab utilization, along with growth in 5G communications and data centers.
◦Industrial Solutions sales up high single-digits on an organic(2) basis, reflecting ongoing demand strength for OLED materials, Kalrez® and Vespel® products, and for applications in healthcare markets such as biopharma tubing.
◦Interconnect Solutions sales down low single-digits on an organic(2) basis due to volume declines. Volume gains in industrial end-markets were more than offset by the anticipated return to more normal seasonal order patterns in smartphones compared to last year, along with softness in China smartphones, as well as personal computing and in automotive end-markets.

Operating EBITDA
•Increase in operating EBITDA driven by earnings associated with Laird Performance Materials, volume gains and higher pricing which was partially offset by higher raw material and logistics costs.

Water & Protection

Dollars in millions, unless noted	2Q’22	2Q’21	Change vs. 2Q’21	Organic Sales(2) vs. 2Q’21
Net sales	$1,497	$1,412	6%	9%
Operating EBITDA	348	352	(1)%
Operating EBITDA margin %	23.2%	24.9%	(170) bps

Net sales
•Net sales increased 6% as organic sales(2) growth of 9% was partially offset by a 3% currency headwind.
•Organic sales(2) growth of 9% reflects a 12% increase in price and a 3% decline in volume. The increase in price reflects broad-based actions taken across the segment to offset continued cost inflation.
◦Shelter Solutions sales up high-teens on an organic(2) basis driven by pricing gains and continued demand strength in North America residential construction, as well as ongoing growth in commercial construction.
◦Safety Solutions sales up mid-single-digits on an organic(2) basis as pricing actions were partially offset by lower volumes, primarily Tyvek® garments.
◦Water Solutions sales up mid-single-digits on an organic(2) basis on pricing gains, as well as steady demand for water technologies.

Operating EBITDA
•Operating EBITDA was down slightly as pricing actions taken to offset higher raw material, logistics and energy costs were more than offset by volume declines.

Outlook

Dollars in millions, unless noted	3Q’22E	Full Year 2022E
Net sales	$3,170 - $3,370	$13,000 - $13,400
Operating EBITDA(2)	Approx. $810	$3,250 - $3,350
Adjusted EPS(2)	Approx. $0.81	$3.27 - $3.43

“Our strong first half 2022 results reflect positively on the secular end-markets in which we operate and highlight our team’s focus on execution,” said Lori Koch, Chief Financial Officer of DuPont. “As we look towards the second half, demand and overall order trends in our key end-markets remain solid, however, future uncertainties continue to exist including continued inflationary pressure, challenging supply chains, and U.S. dollar strength against global currencies.”

“We are narrowing our full year 2022 adjusted EPS guidance from $3.20-$3.50 to $3.27-$3.43 while maintaining the mid-point of our previous range.” Koch continued. “Our updated full year 2022 guidance ranges for net sales and operating EBITDA reflect incremental foreign currency headwinds and the removal of contribution from the Biomaterials business, which was divested on May 31, 2022.”

“We expect third quarter 2022 net sales and operating EBITDA to be slightly weaker than second quarter 2022 as sequential volume increases are expected to be offset by foreign currency headwinds and the absence of the Biomaterials net sales contribution,” Koch said. "We are also expecting a negative impact during the third quarter on operating EBITDA of approximately $15 million from unplanned downtime at our Spruance site in Virginia within the W&P segment resulting from an unforeseen utility disruption with a third-party supplier. On a year-over-year basis, we expect third quarter net sales to be up 2 percent at the mid-point of the range, or up high single-digits on an organic basis."

Conference Call
The Company will host a live webcast of its second quarter earnings conference call with investors to discuss its results and business outlook beginning today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DuPont’s Investor Relations Events and Presentations page. A replay of the webcast also will be available on the DuPont’s Investor Relations Events and Presentations page following the live event.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, healthcare and worker safety. More information about the company, its businesses and solutions can be found at www.dupont.com. Investors can access information included on the Investor Relations section of the website at investors.dupont.com.

For further information contact: DuPont Investors: Chris Mecray chris.mecray@dupont.com +1 302-999-2030	Media: Dan Turner daniel.a.turner@dupont.com +1 302-299-7628

DuPontTM and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of DuPont de Nemours, Inc.

Overview
On November 2, 2021, DuPont announced it has entered definitive agreements to acquire Rogers Corporation (“Rogers”), (the “Intended Rogers Acquisition”). On January 25, 2022, Rogers’s shareholders approved the transaction. Closing is expected in the third quarter 2022, subject to regulatory approvals and customary closing conditions.

On February 18, 2022, DuPont announced that it has entered into definitive agreements to divest a majority of its historic Mobility & Materials segment, excluding certain Advanced Solutions and Performance Resins businesses, to Celanese Corporation (“Celanese”), (the “M&M Divestiture”). Closing is expected around the end of 2022, subject to regulatory approvals and customary closing conditions. The Company also announced on February 18, 2022, that its Board of Directors has approved the divestiture of the Delrin® acetal homopolymer (H-POM) business. In addition to the entry into definitive agreements, the Company anticipates that the closing of the sale of Delrin® would be subject to regulatory approvals and other customary closing conditions, (the “Delrin® Divestiture” and together with the M&M Divestiture, the "M&M Divestitures”).

As of March 31, 2022, the results of operations and the assets and liabilities of the businesses in scope for the M&M Divestitures are presented as discontinued operations for all periods presented. The cash flows of these businesses have not been segregated and are included in the interim Consolidated Statement of Cash Flows. Unless otherwise indicated, the discussion of results, including the financial measures further discussed below, refer only to DuPont's Continuing Operations and do not include discussion of balances or activity of the businesses in scope for the M&M Divestitures. The Auto Adhesives & Fluids, MultibaseTM and Tedlar® product lines previously within the historic Mobility & Materials segment (the "Retained Businesses") are not included in the scope of the intended divestitures. The Retained Businesses are reported in Corporate & Other. The reporting changes have been retrospectively applied for all periods presented.

Cautionary Statement about Forward-looking Statements
This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "target," and similar expressions and variations or negatives of these words.

Forward-looking statements address matters that are, to varying degrees, uncertain and subject to risks, uncertainties, and assumptions, many of which that are beyond DuPont's control, that could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements are not guarantees of future results. Some of the important factors that could cause DuPont's actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the M&M Divestiture to Celanese, including (x) any failure to obtain necessary regulatory approvals, anticipated tax treatment or to satisfy any of the other conditions to the proposed transaction, (y) the possibility that unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies could impact the value, timing or pursuit of the proposed transaction, and (z) risks and costs and pursuit and/or implementation, timing and impacts to business operations of the separation of business lines in scope for the M&M Divestiture to Celanese, (ii) the timing and outcome of the Delrin® Business Divestiture, including entry into definitive agreements, and the risks, costs and ability to realize benefits from the pursuit of the Delrin® Business Divestiture; (iii) ability to achieve anticipated tax treatments in connection with mergers, acquisitions, divestitures and other portfolio changes actions and impact of changes in relevant tax and other laws; (iv) indemnification of certain legacy liabilities; (v) risks and costs related to each of the parties respective performance under and the impact of the arrangement to share future eligible PFAS costs by and between DuPont, Corteva and Chemours; (vi) failure to timely close on anticipated terms (or at all), realize expected benefits and effectively manage and achieve anticipated synergies and operational efficiencies in connection with mergers, acquisitions, divestitures and other portfolio changes including the Intended Rogers Acquisition and the M&M Divestitures; (vii) risks and uncertainties, including increased costs and the ability to obtain raw materials and meet customer needs, related to operational and supply chain impacts or disruptions, which may result from, among other events, the COVID-19 pandemic and actions in response to it, and geo-political and weather related events; (viii) ability to offset increases in cost of inputs, including raw materials, energy and logistics; (ix) risks, including ability to achieve, and costs associated with DuPont’s sustainability strategy including the actual conduct of the company’s activities and results thereof, and the development, implementation, achievement or continuation of any goal, program, policy or initiative discussed or expected; and (x) other risks to DuPont's business, operations; each as further discussed in DuPont’s most recent annual report and subsequent current and periodic reports filed with the U.S. Securities and Exchange Commission. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business or supply chain disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. DuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company, including allocating resources. DuPont’s management believes these non-GAAP financial measures are useful to investors because they provide additional information related to the ongoing performance of DuPont to offer a more meaningful comparison related to future results of operations. These non-GAAP financial measures supplement disclosures prepared in accordance with U.S. GAAP, and should not be viewed as an alternative to U.S. GAAP. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 11 and in the Reconciliation to Non-GAAP Measures on the Investors section of the Company's website. Non-GAAP measures included in this release are defined below. The Company has not provided forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of certain future events. These events include, among others, the impact of portfolio changes, including asset sales, mergers, acquisitions, and divestitures; contingent liabilities related to litigation, environmental and indemnifications matters; impairments and discrete tax items. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

The historic Mobility & Material segment costs that are classified as discontinued operations include only direct operating expenses incurred by the M&M Businesses which the Company will cease to incur upon the close of the M&M Divestitures. Indirect costs, such as those related to corporate and shared service functions previously allocated to the M&M Businesses, do not meet the criteria for discontinued operations and remain reported within continuing operations. A portion of these indirect costs include costs related to activities the Company will continue to undertake post-closing of the M&M Divestiture, and for which it will be reimbursed (“Future Reimbursable Indirect Costs”). Future Reimbursable Indirect Costs are reported within continuing operations but are excluded from operating EBITDA as defined below. The remaining portion of these indirect costs is not subject to future reimbursement (“Stranded Costs”). Stranded Costs are reported within continuing operations in Corporate & Other and are included within Operating EBITDA.

Adjusted earnings per common share from continuing operations - diluted ("Adjusted EPS"), is defined as earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense of intangibles, the after-tax impact of non-operating pension / other post employment benefits (“OPEB”) credits / costs and Future Reimbursable Indirect Costs. Management estimates amortization expense in 2022 associated with intangibles to be approximately $600 million on a pre-tax basis, or approximately $0.93 per share.

The Company's measure of profit/loss for segment reporting purposes is Operating EBITDA as this is the manner in which the Company's chief operating decision maker ("CODM") assesses performance and allocates resources. The Company defines Operating EBITDA as earnings (i.e., “Income from continuing operations before income taxes") before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, excluding Future Reimbursable Indirect Costs, and adjusted for significant items. Reconciliations of these measures are provided on the following pages.

Significant items are items that arise outside the ordinary course of the Company’s business that management believes may cause misinterpretation of underlying business performance, both historical and future, based on a combination of some or all of the item’s size, unusual nature and infrequent occurrence. Management classifies as significant items certain costs and expenses associated with integration and separation activities related to transformational acquisitions and divestitures as they are considered unrelated to ongoing business performance.

Organic Sales is defined as net sales excluding the impacts of currency and portfolio.

Free cash flow is defined as cash provided by/used for operating activities less capital expenditures. As a result, free cash flow represents cash that is available to the Company, after investing in its asset base, to fund obligations using the Company's primary source of liquidity, cash provided by operating activities. Management believes free cash flow, even though it may be defined differently from other companies, is useful to investors, analysts and others to evaluate the Company's cash flow and financial performance, and it is an integral measure used in the Company's financial planning process. Free cash flow conversion is defined as free cash flow divided by net income adjusted to exclude the after-tax impact of non-cash impairment charges, gains or losses on divestitures, and amortization expense of intangibles.

DuPont de Nemours, Inc.
Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$3,322	$3,104	$6,596	$6,121
Cost of sales	2,149	1,959	4,259	3,820
Research and development expenses	141	133	284	272
Selling, general and administrative expenses	385	395	774	790
Amortization of intangibles	148	127	301	252
Restructuring and asset related charges - net	—	5	101	7
Acquisition, integration and separation costs	13	23	21	29
Equity in earnings of nonconsolidated affiliates	20	20	46	43
Sundry income (expense) - net	94	135	97	154
Interest expense	122	129	242	275
Income from continuing operations before income taxes	478	488	757	873
Provision for income taxes on continuing operations	113	93	160	92
Income from continuing operations, net of tax	365	395	597	781
Income from discontinued operations, net of tax	430	92	706	5,104
Net income	795	487	1,303	5,885
Net income attributable to noncontrolling interests	8	9	28	13
Net income available for DuPont common stockholders	$787	$478	$1,275	$5,872

Per common share data:
Earnings per common share from continuing operations - basic	$0.71	$0.74	$1.12	$1.37
Earnings per common share from discontinued operations - basic	0.85	0.17	1.38	8.98
Earnings per common share - basic	$1.56	$0.91	$2.51	$10.35
Earnings per common share from continuing operations - diluted	$0.71	$0.73	$1.12	$1.37
Earnings per common share from discontinued operations - diluted	0.85	0.17	1.38	8.96
Earnings per common share - diluted	$1.55	$0.90	$2.50	$10.33

Weighted-average common shares outstanding - basic	505.4	529.6	508.7	567.0
Weighted-average common shares outstanding - diluted	506.3	531.2	510.2	568.5

DuPont de Nemours, Inc.
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	June 30, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$1,439	$1,972
Accounts and notes receivable - net	2,267	2,159
Inventories	2,356	2,086
Prepaid and other current assets	187	177
Assets held for sale	—	245
Assets of discontinued operations	7,757	7,664
Total current assets	14,006	14,303
Property, plant and equipment - net of accumulated depreciation (June 30, 2022 - $4,253; December 31, 2021 - $4,142)	5,564	5,753
Other Assets
Goodwill	16,610	16,981
Other intangible assets	5,805	6,222
Restricted cash and cash equivalents	53	53
Investments and noncurrent receivables	836	919
Deferred income tax assets	137	116
Deferred charges and other assets	1,429	1,360
Total other assets	24,870	25,651
Total Assets	$44,440	$45,707
Liabilities and Equity
Current Liabilities
Short-term borrowings	$661	$150
Accounts payable	2,135	2,102
Income taxes payable	352	201
Accrued and other current liabilities	1,004	1,040
Liabilities related to assets held for sale	—	25
Liabilities of discontinued operations	1,342	1,413
Total current liabilities	5,494	4,931
Long-Term Debt	10,625	10,632
Other Noncurrent Liabilities
Deferred income tax liabilities	590	1,459
Pension and other post-employment benefits - noncurrent	694	762
Other noncurrent obligations	900	873
Total other noncurrent liabilities	2,184	3,094
Total Liabilities	18,303	18,657
Commitments and contingent liabilities
Stockholders' Equity
Common stock (authorized 1,666,666,667 shares of $0.01 par value each; issued 2022: 500,896,434 shares; 2021: 511,792,785 shares)	5	5
Additional paid-in capital	49,176	49,574
Accumulated deficit	(22,808)	(23,187)
Accumulated other comprehensive (loss) income	(845)	41
Total DuPont stockholders' equity	25,528	26,433
Noncontrolling interests	609	617
Total equity	26,137	27,050
Total Liabilities and Equity	$44,440	$45,707

DuPont de Nemours, Inc.
Consolidated Statement of Cash Flows

In millions (Unaudited)	Six Months Ended June 30,
	2022	2021
Operating Activities
Net income	$1,303	$5,885
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	623	724
Credit for deferred income tax and other tax related items	(922)	(157)
Earnings of nonconsolidated affiliates less than (in excess of) dividends received	6	(38)
Net periodic benefit (credit) cost	(3)	4
Periodic benefit plan contributions	(39)	(46)
Net gain on sales and split-offs of assets, businesses and investments	(67)	(5,118)
Restructuring and asset related charges - net	101	14
Other net loss	37	92
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(283)	(346)
Inventories	(537)	(337)
Accounts payable	217	232
Other assets and liabilities, net	(141)	(91)
Cash provided by operating activities	295	818
Investing Activities
Capital expenditures	(386)	(499)
Proceeds from sales of property and businesses, net of cash divested	300	172
Acquisitions of property and businesses, net of cash acquired	5	(11)
Purchases of investments	(15)	(2,001)
Proceeds from sales and maturities of investments	—	2,001
Other investing activities, net	6	9
Cash used for investing activities	(90)	(329)
Financing Activities
Changes in short-term notes borrowings	511	—
Proceeds from issuance of long-term debt transferred to IFF at split-off	—	1,250
Payments on long-term debt	—	(5,000)
Purchases of common stock	(875)	(1,143)
Proceeds from issuance of Company stock	83	108
Employee taxes paid for share-based payment arrangements	(23)	(25)
Distributions to noncontrolling interests	(20)	(24)
Dividends paid to stockholders	(335)	(319)
Cash transferred to IFF and subsequent adjustments	(11)	(100)
Other financing activities, net	(4)	(3)
Cash used for financing activities	(674)	(5,256)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(78)	(28)
Decrease in cash, cash equivalents and restricted cash	(547)	(4,795)
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	2,037	8,733
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	39	42
Cash, cash equivalents and restricted cash at beginning of period	2,076	8,775
Cash, cash equivalents and restricted cash from continuing operations, end of period	1,500	3,942
Cash, cash equivalents and restricted cash from discontinued operations, end of period	29	38
Cash, cash equivalents and restricted cash at end of period	$1,529	$3,980

DuPont de Nemours, Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Electronics & Industrial	$1,527	$1,320	$3,063	$2,620
Water & Protection	1,497	1,412	2,926	2,740
Corporate & Other [1]	298	372	607	761
Total	$3,322	$3,104	$6,596	$6,121
U.S. & Canada	$1,095	$972	$2,144	$1,864
EMEA [2]	565	552	1,142	1,110
Asia Pacific	1,553	1,486	3,098	2,961
Latin America	109	94	212	186
Total	$3,322	$3,104	$6,596	$6,121

Net Sales Variance by Segment and Geographic Region	Three Months Ended June 30, 2022
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio & Other	Total
Percent change from prior year (Unaudited)
Electronics & Industrial	2%	6%	8%	(3)%	11%	16%
Water & Protection	12	(3)	9	(3)	—	6
Corporate & Other [1]	12	(3)	9	(2)	(27)	(20)
Total	8%	1%	9%	(3)%	1%	7%
U.S. & Canada	12%	1%	13%	—%	—%	13%
EMEA[2]	9	(1)	8	(8)	2	2
Asia Pacific	4	2	6	(3)	2	5
Latin America	10	4	14	1	1	16
Total	8%	1%	9%	(3)%	1%	7%

Net Sales Variance by Segment and Geographic Region	Six Months Ended June 30, 2022
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio & Other	Total
Percent change from prior year (Unaudited)
Electronics & Industrial	1%	7%	8%	(2)%	11%	17%
Water & Protection	11	(1)	10	(3)	—	7
Corporate & Other [1]	11	(4)	7	(2)	(25)	(20)
Total	7%	2%	9%	(2)%	1%	8%
U.S. & Canada	11%	4%	15%	—%	—%	15%
EMEA[2]	9	—	9	(7)	1	3
Asia Pacific	3	2	5	(2)	2	5
Latin America	8	4	12	—	2	14
Total	7%	2%	9%	(2)%	1%	8%
1.Corporate & Other includes activities of the Retained Businesses and previously divested businesses.
2.Europe, Middle East and Africa.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Electronics & Industrial	$480	$424	$956	$860
Water & Protection	348	352	689	707
Corporate & Other [1]	1	4	2	16
Total	$829	$780	$1,647	$1,583
1. In addition to corporate expenses, Corporate & Other includes activities of the Retained Businesses and previously divested businesses.

Equity in Earnings of Nonconsolidated Affiliates by Segment	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Electronics & Industrial	$9	$10	$19	$19
Water & Protection	8	8	22	20
Corporate & Other [1]	3	2	5	4
Total equity earnings included in operating EBITDA (GAAP)	$20	$20	$46	$43
1. Corporate & Other includes activities of the Retained Businesses and previously divested businesses.

Reconciliation of "Income (Loss) from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Income from continuing operations, net of tax (GAAP)	$365	$395	$597	$781
+ Provision for income taxes on continuing operations	113	93	160	92
Income from continuing operations before income taxes	$478	$488	$757	$873
+ Depreciation and amortization	281	262	578	517
- Interest income [1]	2	5	3	9
+ Interest expense	120	129	238	275
- Non-operating pension/OPEB benefit [1]	6	7	13	13
'- Foreign exchange (gains) losses, net [1]	9	(10)	4	(16)
+ Future reimbursable indirect costs	15	15	31	31
- Significant items	48	112	(63)	107
Operating EBITDA (non-GAAP)	$829	$780	$1,647	$1,583
1.Included in "Sundry income (expense) - net."

Reconciliation of "Cash provided by operating activities" to Free Cash Flow	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Cash provided by operating activities (GAAP) [1]	$86	$440	$295	$818
Capital expenditures	$(135)	$(216)	(386)	(499)
Free cash flow (non-GAAP)	$(49)	$224	$(91)	$319
1.Refer to the Consolidated Statement of Cash Flows included in the schedules above for major GAAP cash flow categories as well as further detail relating to the changes in "Cash provided by operating activities" for the six month periods noted. In addition, includes cash activity related to the M&M Businesses and in the comparative period, the former Nutrition & Biosciences business segment prior to separation.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended June 30, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$478	$357	$0.71
Less: Significant items
Acquisition, integration and separation costs [4]	(13)	(11)	(0.02)	Acquisition, integration and separation costs
Gain on divestiture [5]	63	57	0.11	Sundry income (expense) - net
Intended Rogers Acquisition financing fees [6]	(2)	(2)	—	Interest expense
Income tax related item	—	(11)	(0.02)	Provision for income taxes on continuing operation
Total significant items	$48	$33	$0.07
Less: Amortization of intangibles	(148)	(115)	(0.23)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	6	5	0.01	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(15)	(12)	(0.02)	Cost of sales; Research and development expenses; Selling, general and administrative expenses
Adjusted results (non-GAAP)	$587	$446	$0.88

Significant Items Impacting Results for the Three Months Ended June 30, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$488	$390	$0.73
Less: Significant items
Acquisition, integration and separation costs [7]	(23)	(21)	(0.04)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [8]	(5)	(3)	(0.01)	Restructuring and asset related charges - net
Gain on divestiture [9]	140	105	0.20	Sundry income (expense) - net
Income tax related item	—	(2)	—	Provision for income taxes on continuing operation
Total significant items	$112	$79	$0.15
Less: Amortization of intangibles	(127)	(100)	(0.20)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	7	4	0.01	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(15)	(12)	(0.02)	Cost of sales; Research and development expenses; Selling, general and administrative expenses
Adjusted results (non-GAAP)	$511	$419	$0.79
1.Income from continuing operations before income taxes.
2.Net income from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings per common share from continuing operations - diluted.
4.Acquisition, integration and separation costs related to strategic initiatives including the sale of the Biomaterials business unit, the acquisition of Laird PM and the Intended Rogers Acquisition.
5.Reflects the gains on sale of the Biomaterials business unit within Corporate & Other and the sale of a land use right within the Water & Protection segment.
6.Reflects structuring fees and the amortization of the commitment fees related to the financing agreements entered into in preparation for the Intended Rogers Acquisition.
7.Acquisition, integration and separation costs related to strategic initiatives, which primarily includes the sale of the Solamet®, Biomaterials, and Clean Technologies business units.
8.Includes Board approved restructuring plans and asset related charges.
9.Reflects the gain from the sale of the Solamet® business within Corporate & Other and post-closing adjustments related previously divested businesses.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Six Months Ended June 30, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$757	$571	$1.12
Less: Significant items
Acquisition, integration and separation costs [4]	(21)	(17)	(0.03)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(7)	(5)	(0.01)	Restructuring and asset related charges - net
Asset impairment charges [6]	(94)	(65)	(0.12)	Restructuring and asset related charges - net
Gain on divestiture [7]	63	57	0.11	Sundry income (expense) - net
Intended Rogers Acquisition financing fees [8]	(4)	(3)	(0.01)	Interest expense
Income tax related item	—	(14)	(0.03)	Provision for income taxes on continuing operations
Total significant items	$(63)	$(47)	$(0.09)
Less: Amortization of intangibles	(301)	(234)	(0.46)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	13	10	0.02	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(31)	(24)	(0.05)	Cost of sales; Research and development expenses; Selling, general and administrative expenses
Adjusted results (non-GAAP)	$1,139	$866	$1.70

Significant Items Impacting Results for the Six Months Ended June 30, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$873	$778	$1.37
Less: Significant items
Acquisition, integration and separation costs [9]	(29)	(26)	(0.04)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(7)	(5)	(0.01)	Restructuring and asset related charges - net
Gain on divestitures [10]	143	108	0.19	Sundry income (expense) - net
Income tax related item [11]	—	75	0.13	Provision for income taxes on continuing operations
Total significant items	$107	$152	$0.27
Less: Amortization of intangibles	(252)	(197)	(0.35)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	13	7	0.01	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(31)	(24)	(0.04)	Cost of sales; Research and development expenses; Selling, general and administrative expenses
Adjusted results (non-GAAP)	$1,036	$840	$1.48
1.Income from continuing operations before income taxes.
2.Net income from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings per common share from continuing operations - diluted.
4.Acquisition, integration and separation costs related to strategic initiatives including the sale of the Biomaterials business unit, the acquisition of Laird PM and the Intended Rogers Acquisition.
5.Includes Board approved restructuring plans and asset related charges.
6.Reflects a pre-tax impairment charge related to an equity method investment.
7.Reflects the gains on sale of the Biomaterials business unit within Corporate & Other and the sale of land use right within the Water & Protection segment.
8.Reflects structuring fees and the amortization of the commitment fees related to the financing agreements entered into in preparation for the Intended Rogers Acquisition.
9.Acquisition, integration and separation costs related to strategic initiatives, which primarily includes the acquisition of Laird PM and the sale of the Solamet®, Biomaterials, and Clean Technologies business units.
10.Reflects the gain from the sale of the Solamet® business within Corporate & Other and post-closing adjustments related to previously divested businesses.
11.Includes a net $77 million tax benefit primarily related to the impact of tax reform in Switzerland.